As filed with the Securities and Exchange Commission on December 2, 2021

Securities Act File No. 333-168158

Investment Company Act File No. 811-22440

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☐
Pre-Effective Amendment No. _____	☐
Post-Effective Amendment No. 19	☒
AND/OR
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☐
Amendment No. 20	☒

ALTERNATIVE STRATEGIES FUND

(Exact Name of Registrant as Specified in its Charter)

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: 1-877-803-6583

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

(Name and address of agent for service)

Copies to:

JoAnn Strasser, Esq. Thompson Hine LLP 41 South High Street, Suite 1700 Columbus, OH 43215 (614) 469-3265	Richard Malinowski Gemini Fund Services, LLC 80 Arkay Drive, Suite 110 Hauppauge, NY 11788 (631) 470-2734

Approximate date of proposed public offering: as soon as practicable after the effective date of this registration statement.

☐ Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans

☒ Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐ Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

☐ Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐ Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box):

☐ when declared effective pursuant to Section 8(c) of the Securities Act

☒ Immediately upon filing pursuant to paragraph (b) of Rule 486

☐ On                             pursuant to paragraph (b) of Rule 486

☐ 60 days after filing pursuant to paragraph (a) of Rule 486

☐ on (date) pursuant to paragraph (a) of Rule 486

If appropriate, check the following box:

☒ This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

☐ This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _______.

☐ This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☐ This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (the “Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act.

☒	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities and Exchange Act of 1934).

☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 19 to the Registrant’s Registration Statement on Form N-2 (the “Registration Statement”) is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of delaying, until December 10, 2021, the effectiveness of Post-Effective Amendment No. 18 to the Registration Statement, which was filed pursuant to Rule 486(a) under the Securities Act on October 6, 2021 (the “Amendment”). Parts A, B, and C of the Amendment are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that this Post-Effective Amendment meets all the requirements for effectiveness pursuant to Rule 486(b) under the Securities Act of 1933, and the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hamlet of Hauppauge, and State of New York, on the 2nd day of December, 2021.

ALTERNATIVE STRATEGIES FUND

(Registrant)

By:	/s/Kevin Wolf
Kevin Wolf
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date
*	Trustee	December 2, 2021
Anthony J. Hertl
*	Trustee	December 2, 2021
Gary W. Lanzen
*	Trustee	December 2, 2021
Mark H. Taylor
*	Trustee	December 2, 2021
John V. Palancia
/s/Kevin Wolf	President and Principal Executive Officer	December 2, 2021
Kevin Wolf
*	Treasurer and Principal Financial Officer	December 2, 2021
Jim Colantino

*By: /s/Kevin Wolf

Name: Kevin Wolf

Pursuant to Powers of Attorney, Previously filed on September 29, 2017, as an exhibit to the Registrant’s Registration Statement on Form N-2, and hereby incorporated by reference.